Exhibit 10.48
CONSENT TO ASSIGNMENT
THIS AGREEMENT dated as of the 1st day of March, 2010.
BETWEEN:
ORLANDO CORPORATION
(hereinafter called the “Landlord”)
OF THE FIRST PART
– and –
NAVARRE DISTRIBUTION SERVICES UIJC
(hereinafter called the “Assignee”
OF THE SECOND PART
– and –
–
NAVAREE CORPORATION
(hereinafter called the “Assignor”)
OF THE THIRD PART
     WHEREAS:
(a)	Orlando Corporation as landlord and the Assignor as tenant entered into a lease dated as of the 19th day of November, 2010 (the ‘Lease’) of certain premises municipally known as 1695 Drew Road, and being more particularly described therein (“Leased Premises”); and

(b)	The Assignor is assigning the Lease to the Assignee and has requested the consent of the Landlord to such assignment.
          NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the Landlord’s consent herein contained and other good and valuable consideration, the parties agree as follows:
1.	The Landlord hereby consents to the assignment of the Lease by the Assignor to the Assignee subject to the payment of the rent reserved by and the performance and observance of the covenants, conditions and agreements in the Lease and this Agreement and subject to the Assignee using the Leased Premises only for the purposes permitted m the Lease. This consent is given upon the basis that the Landlord does not acknowledge or approve of any of the terms of the said assignment between the Assignee and the Assignor except for the said assignment itself.

2.	This consent shall in no way affect or release the Assignor from its liabilities and responsibilities under the Lease notwithstanding the assignment and is given without prejudice to the Landlord’s rights under the Lease.

3.	This consent shall not be deemed to authorize any further assignments or subletting or parting with or sharing possession of all or part of the Leased Premises, which may only be done in fill compliance with the Lease.

4.	In consideration of the Landlord consenting to the assignment, the Assignee hereby covenants and agrees with the Landlord to observe, comply with and perform all terms, conditions and covenants in the Lease and to pay all sums of any kind whatsoever and perform all obligations of any kind whatsoever as and when the same are due to be paid or performed by the tenant pursuant to the terms of the Lease during all of the term of the Lease and any renewals or extensions thereof. The Assignee acknowledges that it has received a copy of the Lease and is familiar with all terms, covenants, agreements and obligations set out therein.

5.	The Assignor hereby acknowledges and agrees with the Landlord that it shall continue to remain liable on all the terms and covenants in the Lease on the part of the tenant to be observed and performed including, without limitation any renewal or extension thereof.

6.	The Assignor and the Assignee hereby irrevocably direct and authorize the Landlord to make all adjustments/reconciliations on account of Rent for the current or any prior or fixture Lease Year with, and to pay any resulting credits to, the Assignee, notwithstanding that the Assignor remains responsible for paying any underpayment of Rent (including without limitation any underpayment of Additional Rent for any Lease Year) to the Landlord, it being understood and agreed that the foregoing direction and authorization shall not limit or restrict the Assignor’s covenants and obligations under the Lease in any manner whatsoever.

7.	The Assignee covenants and agrees with the Landlord that it shall not take occupancy of the Leased Premises until such time as it has obtained occupancy approval from local building and fire departments and has given evidence thereof to the Landlord.

8.	Effective as of the date of this Agreement and notwithstanding anything contained in this Agreement or the Lease to the contrary, if the Assignee is a private corporation and any part or all of the corporate shares of the Assignee or any corporation holding (whether directly or indirectly) the shares of the Assignee shall be transferred by sale, assignment, amalgamation, bequest, inheritance, operation of law or other disposition or dispositions so as to result in a change in the control of any such corporation, such change of control shall be considered a Transfer (as defined in the Lease) of the Lease and shall be subject to the provisions of Section 7 thereof. The Assignee shall make available to the Landlord upon its request for inspection and copying, all books and records of the Assignee or subtenant and their respective shareholders which, alone or with other data, may show the applicability or inapplicability of this Section.

9.	The Assignee confirms that all elections and notices to the Assignee pursuant to Section 15.01 of the Lease shall be delivered to:

NAVARRE DISTRIBUTION SERVICES ULC 7400 49th Avenue North New Hope, MN 55428 Attention: General Counsel Facsimile #: (763) 504-1107

10.	The Assignor and the Assignee shall jointly and severally be liable for and shall indemnify the Landlord against all costs incurred by the Landlord with respect to the assignment referred to herein and the Landlord’s consent with respect thereto.

11. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
IN WITNESS WHEREOF the parties hereto have executed this Agreement.

ORLANDO CORPORATION

		Per:	/s/ D. Kilner
Authorized signing officer
		Name:	Doug Kilner
		Title:	Vice Chairman

		Per:	/s/ Wm. O’Rourke
Authorized signing officer
		Name:	William O’Rourke
		Title:	Sr. Vice President, Finance

We have authority to bind the Corporation

NAVARRE DISTRIBUTION SERVICES ULC		NAVARRE CORPORATION

Per:	/s/ Joyce A. Fleck	Per:	/s/ Cary L. Deacon
	Authorized signing officer		Authorized signing officer
Name:	Joyce A. Fleck	Name:	Cary L. Deacon
Title:	President	Title:	President and CEO

Per:	/s/ J. Reid Porter	Per:	/s/ J. Reid Porter
	Authorized signing officer		Authorized signing officer
Name:	J. Reid Porter	Name:	J. Reid Porter
Title:	CFO and Treasurer	Title:	Exec. Vice President and CFO

We have authority to bind the Corporation		We have authority to bind the Corporation